                                                                    Exhibit 99.1


                               [LESCO LOGO, INC.]


                                  NEWS RELEASE

IMMEDIATE RELEASE                  Contact:
July 29, 2003
                                   Jeffrey L. Rutherford
                                   Sr. Vice President & Chief Financial Officer
                                   LESCO, Inc.
                                   (440) 783-9250

                LESCO ANNOUNCES SECOND QUARTER OPERATING RESULTS

o  TOTAL NET SALES INCREASED 3.6% FOR THE SECOND QUARTER; 2.7% FOR THE FIRST
   HALF
   - LAWN CARE SALES UP 5.7% TO $132 MILLION FOR THE QUARTER; UP 5.1% TO $209 MILLION FOR THE HALF
   - GOLF SALES DOWN 2.1% TO $42 MILLION FOR THE QUARTER; DOWN 4.4% TO $60 MILLION FOR THE HALF
o  NEW SERVICE CENTER SALES OUTPERFORMING COMPANY'S
   MODEL BY 32%
o SECOND QUARTER EARNINGS PER SHARE WERE $0.77 VERSUS A LOSS OF $0.59 IN 2002; SECOND QUARTER 2002 EARNINGS EXCLUDING CHARGES WERE INCOME OF $1.10.


CLEVELAND, Ohio - July 29, 2003 - LESCO, Inc. (NASDAQ: LSCO), the leading specialty provider of products for the professional green and pest control industries, today announced second quarter operating results.

SECOND QUARTER RESULTS

Net sales for the second quarter increased 3.6% to $172.6 million from $166.5 million in 2002.

Lawn Care sales for the quarter increased to $131.6 million, up 5.7% from the comparable period of 2002 ($124.5 million). During the second quarter the Company opened six new Service Centers, bringing total 2003 Service Center openings to 19, and closed one Service Center in Corpus Christi, Texas. The Company ended the second quarter with 245 Service Centers and plans to open two additional stores in the remainder of 2003. The Company has no current plans to close additional Service Centers.

Golf sales declined 2.1% to $41.7 million from $42.6 million. The Company continues to experience lower than expected Golf sales in its Northeast Zone where sales were down 9.6% for the quarter and 17.7% for the first half. Because of state regulations and restrictions pertaining to the distribution of chemicals in California, the Company closed its six California Golf Stores-on-Wheels and will not relocate these units to other markets. The Company ended the quarter with 72 Stores-on-Wheels.

"Seventy-five percent of our business is in the Lawn Care industry, which is organically growing at 5% annually, and we are participating in that growth and capturing additional market share as demonstrated by our 5.7% Lawn Care sales growth," stated Michael P. DiMino, president and chief executive officer. "The remaining 25% of our business is in the Golf industry which is having a tough year, particularly in the Northeast. That being said, we will continue to invest capital in the Lawn Care segment through new Service Center openings while monitoring Golf and making the necessary adjustments to enhance profitability at current sales levels."

Gross profit increased for the quarter to $57.9 million from $47.4 million in 2002. Second quarter 2002 gross profit, excluding an inventory markdown of $9.6 million, was $57.0 million. Gross profit percentage in 2003 was 33.5% versus 2002 of 28.5% or 34.2% without the markdown. The 70 basis point decline (2003 - 33.5% versus 2002 without the markdown - 34.2%) is attributable to the Company's inability to hold pricing increases on higher urea costs, partially offset by favorable inventory shrink experience. During the first half of 2003, the Company's inventory shrink provision improved 92 bps to 0.45% of sales versus the 2002 rate of 1.37%. The Company's interim provision for inventory shrink is based on results of its prior two physical inventories. For the full year, the Company is forecasting a rate of 0.42% versus 0.60% from 2002. As previously disclosed, the Company is experiencing increased urea costs due to higher than expected natural gas futures and will be sourcing urea at prices $30 to $50 a ton greater than 2002 costs.

"During the first half of 2003, we experienced increases in fertilizer raw materials costs and, due to the flexibility of our pricing model, were unsuccessful in passing those costs on to our customers," added Mr. DiMino. "We have removed that flexibility from our pricing model and expect to pass along price increases during the second half."

Earnings before interest and taxes (EBIT) increased to $12.1 million from a loss in 2002 of $6.7 million. Prior year EBIT without charges were $16.7 million. This $4.6 million decline in EBIT (2003 - $12.1 million versus 2002 without charges - $16.7 million) was due to the $0.9 million increase in gross profit being offset by increases in warehouse and delivery expense ($2.0 million) and selling expense ($2.8 million). The increase in warehouse and delivery expense is attributable to the Company's decision to invest in incremental fixed warehousing expense and the restructured distribution network start-up costs. The $2.8 million increase in selling expense is due to the cost of 61 incremental sales representatives ($1.0 million), the timing effect from the change in the sales commission programs ($0.5 million) and new Service Centers ($0.8 million). After analyzing the performance of the revised sales representative program, the Company decided to cut back on direct sales positions saving approximately $2.9 million on an annualized basis. As previously disclosed, the Company revised its commission programs to make quarterly commission progress payments. The Company expects its 2003 commission expense as a percentage of sales to be consistent with 2002. The new Service Center program is discussed in further detail below.

Net income for the second quarter of 2003 was $6.7 million or $0.77 per fully diluted share versus a loss of $5.0 million or $0.59 per fully diluted share in 2002. The 2002 results excluding charges was income of $9.6 million or $1.10 per fully diluted share. The decrease of $2.8 million is directly attributable to the EBIT decrease previously discussed.

FIRST HALF RESULTS

Net sales for the six months ended June 30, 2003 increased 2.7% to $267.0 million, compared with net sales of $260.0 million in the comparable period a year ago. Gross profit increased to $88.5 million or 33.2% of sales from $77.5 million or 29.8% of sales for the first half of 2002. Prior year gross profit excluding inventory markdown was $87.1 million or 33.5% of sales. Net income increased to $1.0 million or $0.11 per diluted share, compared with a loss of $18.7 million, or a loss of $2.21 per diluted share, in the first six months of 2002. Net income and fully diluted earnings per share for the first six months of 2002 excluding charges and cumulative effect of accounting change was income of $4.6 million or $0.53 per diluted share.

NEW STORES

Sales for the new Service Centers opened through June were $3.4 million. Sales for new Service Centers opened prior to April 30th are 32% ahead of the Company's individual store plans. The Company expects to open two additional Service Centers during the second half for a total of 21 in 2003 with forecasted sales of $8.0 million. For the second quarter, the new Service Centers were break even and the net loss for the first half was $286,000.

"Our Service Centers have a return on invested capital greater than 30%. Regarding new Service Centers, the questions that needed to be answered were could we successfully open new stores and how would they perform," continued Mr. DiMino. "The stores we opened this year are performing better than we expected. In fact, we will have individual Service Centers that will break even in their first year of operation."

CONFERENCE CALL

The Company will host a conference call and webcast with investors, analysts and other interested parties today at 11:00 a.m. (EDT). The live call can be accessed by dialing 1-800-838-4403. Participants should allow at least fifteen minutes prior to the commencement of the call to register. The conference call will include a question and answer session.

Additionally, a live webcast will be available to interested parties at www.lesco.com. Participants should allow at least fifteen minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company's corporate web site where a link will be provided on the "Corporate Overview" page.

LESCO's culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the event on LESCO's web site.

ABOUT LESCO, INC.

As of July 28, 2003, LESCO distributes product through nine hubs and serves more than 130,000 customers worldwide, through 245 LESCO Service Centers(R), 72 LESCO Stores-on-Wheels(R), and other direct sales efforts. Sales in 2002 totaled $511.7 million. Additional information about LESCO can be found on the Internet at www.lesco.com.

Statements in this news release relating to sales and earnings expectations, new Service Center openings and profitability, the Company's ability to impose price increases and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties, that actual results may differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward-looking statements include, but are not limited to, the Company's ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company's systems; competitive factors in the Company's business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the Company's ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affects the cost of delivery of products; potential regulations; the Company's ability to effectively manufacture, market and distribute new products; the success of the Company's operating plans; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to, Form 10-K for the year ended December 31, 2002.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED


                                                                                                 2002
                                                                       -----------------------------------------------------------
                                                    Three Months         Three Months                                Results
                                                       Ended               Ended                                    Excluding
     (In thousands, except per share data)           June 30, 2003       June 30, 2002       Charges (a)           Charges (a)
                                                   ---------------     ---------------   ------------------    -------------------

Net sales                                        $        172,560    $        166,493     $              -     $          166,493
     Cost of Sales                                        114,672             109,494                    -                109,494
     Inventory markdown - cost of sales                         -               9,581               (9,581)(b)                  -
                                                 -----------------   -----------------   ------------------    -------------------

Gross profit on sales                                      57,888              47,418               (9,581)                56,999

     Warehouse & delivery expense                          14,899              12,874                    -                 12,874
     Selling expense                                       22,748              19,968                    -                 19,968
     Preopening costs                                         125                   -                    -                      -
     Bad debt expense                                         675                 777                    -                    777
     General & administrative expense                       7,222               7,092                    -                  7,092
     Asset rationalization                                      -              12,044              (12,044)(c)                  -
     Severance expense                                        447               1,791               (1,791)(d)                  -
                                                 -----------------   -----------------   ------------------    -------------------
                                                           46,116              54,546              (13,835)                40,711

Income (loss) from operations                              11,772              (7,128)             (23,416)                16,288

     Joint venture results                                    220                  28                    -                     28
     Customer finance charges                                 256                 394                    -                    394
     Other income                                             295                 144                    -                    144
     Other expense                                           (419)               (142)                   -                   (142)
                                                 -----------------   -----------------   ------------------    -------------------
                                                              352                 424                    -                    424

Earnings (loss) before interest and taxes                  12,124              (6,704)             (23,416)                16,712

Interest expense                                            1,291               1,323                    -                  1,323
                                                 -----------------   -----------------   ------------------    -------------------

Income (loss) before taxes                                 10,833              (8,027)             (23,416)                15,389

Income taxes (benefit)                                      4,096              (3,020)              (8,806)(e)              5,786
                                                 -----------------   -----------------   ------------------    -------------------

Net income (loss)                                $          6,737    $         (5,007)    $        (14,610)    $            9,603
                                                 =================   =================   ==================    ===================

     Basic earnings (loss) per share             $           0.79    $          (0.59)    $          (1.72)    $             1.13
                                                 =================   =================   ==================    ===================

     Fully diluted earnings (loss) per share     $           0.77    $          (0.59)    $          (1.69)    $             1.10
                                                 =================   =================   ==================    ===================

(a) The Company incurred certain charges in the second quarter of 2002 that were not incurred in 2003 (see following footnotes b through e). Management believes that the 2002 results excluding these charges are a better comparison to the 2003 operating results. For purposes of reconciliation and better comparability, the above statement includes the 2002 operating results with these charges, in accordance with generally accepted accounting principles (GAAP), in column 2, the charges in column 3 and the operating results excluding the charges in column 4. The schedule includes a reconciliation of earnings before interest and taxes, net loss and basic and fully diluted net loss per share for 2002 including the charges in column 2, the effect of the charges in column 3, and excluding the charges in column 4.
(b) The Company recorded a markdown and liquidation of its discontinued SKUs resulting in a $9.6 million pre-tax charge.
(c) The Company completed a review of its invested capital resulting in the decision to sell certain under-performing assets. In conjunction with this decision, a $12.0 million pre-tax charge was recorded.
(d) The Company recorded a $1.8 million pre-tax charge relative to severance for executive, senior and middle management terminations.
(e) The Company recognized the income tax benefit of the charges of $8.8 million.

                                   LESCO, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS- UNAUDITED


                                                                                                 2002
                                                                          -----------------------------------------------
                                                           Six Months       Six Months                          Results
                                                              Ended            Ended                           Excluding
     (In thousands, except per share data)                June 30, 2003   June 30, 2002    Charges (a)         Charges (a)
                                                          -------------   -------------    ----------          ----------

Net sales                                                   $ 267,010       $ 259,972          $    -          $ 259,972
     Cost of Sales                                            178,490         172,921               -            172,921
     Inventory markdown - cost of sales                             -           9,581          (9,581)(b)              -
                                                            ---------       ---------       ---------          ---------

Gross profit on sales                                          88,520          77,470          (9,581)            87,051

     Warehouse & delivery expense                              25,202          22,790               -             22,790
     Selling expense                                           43,785          38,303               -             38,303
     Preopening costs                                             291               -               -                  -
     Bad debt expense                                           1,104           1,182               -              1,182
     General & administrative expense                          14,574          15,219               -             15,219
     Asset rationalization                                          -          12,044         (12,044)(c)              -
     Severance expense                                            453           3,866          (3,866)(d)              -
                                                            ---------       ---------       ---------          ---------
                                                               85,409          93,404         (15,910)            77,494

Income (Loss) from operations                                   3,111         (15,934)        (25,491)             9,557

     Early retirement of debt agreement                             -          (4,550)         (4,550)(e)              -
     Joint venture results                                        590              28               -                 28
     Customer finance charges                                     649             780               -                780
     Other income                                                 475             268               -                268
     Other expense                                               (652)           (539)              -               (539)
                                                            ---------       ---------       ---------          ---------
                                                                1,062          (4,013)         (4,550)               537

Earnings (loss) before interest and taxes                       4,173         (19,947)        (30,041)            10,094

Interest expense                                                2,579           2,657               -              2,657
                                                            ---------       ---------       ---------          ---------

Income (Loss) before taxes                                      1,594         (22,604)        (30,041)             7,437

Income taxes (benefit)                                            604          (8,485)        (11,281)(f)          2,796
                                                            ---------       ---------       ---------          ---------

Net Income (Loss) before cumulative effect
     of accounting change                                         990         (14,119)        (18,760)             4,641

Cumulative effect of accounting change for
     goodwill charge, net of taxes of $2,735                        -           4,597          (4,597)(g)              -
                                                            ---------       ---------       ---------          ---------

Net income (loss)                                           $     990       $ (18,716)      $ (23,357)         $   4,641
                                                            =========       =========       =========          =========

     Basic earnings (loss) per share before cumulative
         effect of accounting change                        $    0.11       $   (1.67)      $   (2.21)         $    0.54
                                                            =========       =========       =========          =========

     Basic earnings (loss) per share                        $    0.11       $   (2.21)      $   (2.74)         $    0.53
                                                            =========       =========       =========          =========

     Fully diluted earnings (loss) per share                $    0.11       $   (2.21)      $   (2.74)         $    0.53
                                                            =========       =========       =========          =========


(a) The Company incurred certain charges in the first half of 2002 that were not incurred in 2003 (see following footnotes b through g). Management believes that the 2002 results excluding these charges are a better comparison to the 2003 operating results. For purposes of reconciliation and better comparability, the above statement includes the 2002 operating results with these charges, in accordance with generally accepted accounting principles (GAAP), in column 2, the charges in column 3 and the operating results excluding the charges in column 4. The schedule includes a reconciliation of earnings before interest and taxes, net loss and basic and fully diluted net loss per share for 2002 including the charges in column 2, the effect of the charges in column 3, and excluding the charges in column 4.
(b) The Company recorded a markdown and liquidation of its discontinued SKUs resulting in a $9.6 million pre-tax charge.
(c) The Company completed a review of its invested capital resulting in the decision to sell certain under-performing assets. In conjunction with this decision, a $12.0 million pre-tax charge was recorded.
(d) The Company recorded a $3.9 million pre-tax charge relative to severance for executive, senior and middle management terminations.
(e) The Company recorded a $4.6 million pre-tax charge related to the early termination of debt.
(f) The Company recognized the income tax benefit of the adjustment for charges (excluding the tax effect of the cumulative effect of accounting change
     (g)) of $11.3 million.
(g) The Company wrote off all its goodwill in accordance with SFAS No. 142 taking a $4.6 million charge, net of taxes, as a cumulative effect of accounting change as of January 1, 2002.

                                  LESCO, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                           JUNE 30      JUNE 30      DECEMBER 31
                                            2003          2002          2002
                                          --------      --------     -----------
                                               (Unaudited)            (Audited)
ASSETS
CURRENT ASSETS:
   Cash                                   $  4,973      $  4,043      $  1,354
   Accounts receivable - net                84,664        84,842        68,188
   Inventories                             111,046       101,845        86,837
   Other current assets                      8,265        14,842         9,571
                                          --------      --------      --------
        TOTAL CURRENT ASSETS               208,948       205,572       165,950

   Net property, plant and equipment        34,264        35,560        33,938
   Other assets                              4,076         5,328         4,094
                                          --------      --------      --------
        TOTAL ASSETS                      $247,288      $246,460      $203,982
                                          ========      ========      ========

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts Payable                       $ 85,008      $ 85,886      $ 38,439
   Other current liabilities                17,453        17,441        19,869
   Revolving credit facility                56,057        52,403        57,052
   Current portion of debt                   1,123         1,140         1,148
                                          --------      --------      --------
        TOTAL CURRENT LIABILITIES          159,641       156,870       116,508

Long-term debt                               9,454        11,863        10,227
Deferred income taxes                          209         1,347           314

Shareholders' equity                        77,984        76,380        76,933
                                          --------      --------      --------
       TOTAL LIABILITIES &
           SHAREHOLDERS' EQUITY           $247,288      $246,460      $203,982
                                          ========      ========      ========

                                   LESCO, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         SIX MONTHS ENDED JUNE 30
                                                        ---------------------------
                                                            2003           2002
                                                        ------------   ------------
                                                                (Unaudited)
OPERATING ACTIVITIES:
   Net income (loss) before cumulative effect
   of accounting change                                 $        990   $    (14,119)
      Depreciation and amortization                            4,278          5,185
      Early retirement of debt agreement                           -          4,550
      Asset rationalization                                        -         12,044
      Provision for inventory markdown                             -          9,581
      Net change in working capital                           (1,637)        (7,656)
      Other - net                                               (502)        (1,007)
                                                        ------------   ------------
   NET CASH PROVIDED BY OPERATING ACTIVITIES                   3,129          8,578

INVESTING ACTIVITIES:
   Purchase of property, plant and equipment                  (4,083)          (614)
                                                        ------------   ------------

NET CASH USED IN INVESTING ACTIVITIES                         (4,083)          (614)

FINANCING ACTIVITIES:
   Borrowings - net                                            4,558         (7,006)
   Deferred financing fees                                         -         (2,000)
   Exercised stock options, net of treasury shares                15             50
                                                        ------------   ------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES               4,573         (8,956)
                                                        ------------   ------------

Net Increase in Cash                                           3,619           (992)

Cash -  Beginning of the Period                                1,354          5,035
                                                        ------------   ------------

     CASH - END OF THE PERIOD                           $      4,973   $      4,043
                                                        ============   ============